Registration No. 333-273995

As filed with the Securities and Exchange Commission on July 18, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cullman Bancorp, Inc.
(Exact name of registrant as specified in its charter)
Maryland	61-1990996
(State or other jurisdiction of incorporation or organization) 316 Second Avenue, SW Cullman, Alabama (Address of Principal Executive Offices)	I.R.S. Employer Identification No. 35055 (Zip Code)
Cullman Bancorp, Inc. 2023 Equity Incentive Plan
(Full Title of the Plan)
Copies to:
John A. Riley, III
Chairman, President and Chief Executive Officer
Cullman Bancorp, Inc.
316 Second Avenue, SW
Cullman, Alabama 35055
(256) 734-1740
(Name, Address and Telephone
Number of Agent for Service)
Ned Quint, Esq. Kip Weissman, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, Suite 780 Washington, D.C. 20015 (202) 274-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ⌧	Smaller reporting company ⌧
Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statement (“Registration Statement”) filed with the Securities and Exchange Commission on August 15, 2023 by Cullman Bancorp, Inc., a Maryland corporation (the “Registrant”).

Registration Statement on Form S-8, File No. 333-273995, registering 620,548 shares of Cullman Bancorp, Inc. common stock, par value $0.01 per share, for issuance under the Cullman Bancorp, Inc. 2023 Equity Incentive Plan.

The Registrant intends to terminate and suspend all reporting obligations with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cullman, State of Alabama, on this 18th day of July, 2024.
CULLMAN BANCORP, INC.

By:	/s/ John A. Riley, III
John A. Riley, III
Chairman, President and Chief Executive Officer
(Duly Authorized Representative)
No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.